Arden Group, Inc.

CONTACT:	Patricia S. Betance	Exhibit 99.1
	Assistant Secretary	Page 1 of 3

TELEPHONE: 310/638-2842	FOR IMMEDIATE RELEASE
NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces Fourth Quarter and Fiscal Year Earnings

LOS ANGELES, CA March 11, 2013 – Arden Group, Inc. (Nasdaq–ARDNA) today released its sales and income figures for the fourth quarter and fiscal year ended December 29, 2012.

Arden Group, Inc. is the parent company of Gelson’s Markets which operates 17 full-service supermarkets in Southern California carrying both perishable and grocery products.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842

2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

Exhibit 99.1

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

FOURTH QUARTER EARNINGS RELEASE

		Thirteen Weeks Ended		Fifty-Two Weeks Ended
		December 29,	December 31,	December 29,	December 31,
		2012	2011	2012	2011
		(Unaudited)
(In Thousands, Except Share, Per Share & Footnote Data)

Sales	(a)	$115,962	$114,503	$439,038	$429,483

Operating income	(b)	9,901	6,969	31,575	26,122

Interest, dividend and other income (expense), net	(c)	11	63	84	2,301

Income before income taxes		9,912	7,032	31,659	28,423

Income tax provision		3,879	2,701	12,740	11,418

Net income		$6,033	$4,331	$18,919	$17,005

Basic and diluted net income per common share	(d)	$1.97	$1.41	$6.16	$5.50
Weighted average common shares outstanding	(d)	3,071,000	3,071,000	3,071,000	3,094,020

(a)

In 2011, the Company operated 18 full-service supermarkets in Southern California through its wholly-owned subsidiary, Gelson’s Markets (Gelson’s). On February 25, 2012, Gelson’s closed its store located in Northridge, California. Same store sales from the Company’s 17 remaining supermarkets were $114,841,000 during the fourth quarter of 2012 compared to $110,629,000 in the fourth quarter of 2011, an increase of 3.8%. Sales increased despite the timing of the New Year’s Eve holiday which fell into the January 2013 reporting period compared to December 2011 in the prior year. For the year ended December 29, 2012, same store sales were $433,279,000 compared to $415,286,000 in the same period of 2011, an increase of 4.3%. The increase in sales is partially the result of an increase in the number of transactions and inflation, and reflects improvement in the economic environment in our local trade area despite intense competition and cautious consumer purchasing behavior.

In September 2012, Gelson’s entered into a lease for a supermarket location in Long Beach, California. Gelson’s took possession of the property on March 1, 2013. Gelson’s plans to extensively remodel the site and currently anticipates opening a new Gelson’s supermarket at that location in late 2013.

(b)

Operating income in 2012 increased compared to 2011 as a result of higher sales, improved gross margins and decreasing store expense as a percent of sales partially offset by costs in 2012 totaling $1,912,000 to close the Northridge store as discussed above. In addition, the fourth quarter of 2011 was negatively impacted by a ratification bonus of approximately $714,000 paid to Gelson’s employees who are members of the United Food & Commercial Workers International Union (UFCW). While 2012 operating results do not reflect a ratification bonus, it does include UFCW wage increases in March 2012 for an amount that was comparable to the ratification bonus of the prior year. The increase in operating income in 2012 was partially offset by increases in the UFCW health and welfare and pension contribution rates at various times throughout the past year. Operating income also reflects the impact of stock appreciation rights (SARs) expense of $657,000 and $339,000 in the fourth quarter of 2012 and 2011, respectively and SARs expense of $423,000 and $488,000 for fiscal 2012 and 2011, respectively.

(c)	Other income reflects a gain of approximately $2,129,000 from the sale of an undeveloped parcel of land during the first quarter of 2011.

Exhibit 99.1

(d)

In April 2011, the Company purchased 90,098 shares of its Class A Common Stock in an unsolicited private transaction which had the effect of reducing weighted average common shares outstanding and increasing basic and diluted net income per common share for fiscal 2012 compared to 2011.

On November 20, 2012, the Company’s Board of Directors declared a special cash dividend of twenty dollars ($20) per share on its outstanding Class A Common Stock payable on December 18, 2012 to stockholders of record at the close of business on December 3, 2012 in the amount of $61,420,000.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of the Company. Certain statements contained in this Current Report on Form 8-K are forward-looking statements. These statements discuss, among other things, the opening of a new location which may or may not be accomplished. These forward-looking statements reflect the Company’s current plans and expectations and are based on information currently known to the Company. The Company cautions readers that any forward-looking statements contained in this Current Report involve risks and uncertainties and are subject to change. The Company does not undertake any obligation to update forward-looking statements.

Arden Group, Inc.

2020 South Central Avenue, Compton, California 90220

Telephone: (310) 638-2842 Facsimile: (310) 631-0950